Exhibit (g)(2)

FIRST AMENDMENT TO THE

CUSTODY AGREEMENT

THIS FIRST AMENDMENT TO THE CUSTODY AGREEMENT (the “First Amendment”) is made and entered into as of the last date set forth on the signature page (the “Effective Date”) by and between DGI INVESTMENT TRUST, (the “Trust”), a Puerto Rico collective investment trust, on behalf of the DGI Funds listed on the attached Schedule A (each a “Fund” and together, the “Funds”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”). This First Amendment amends that certain Custody Agreement dated as of March 28, 2025, by and between the Trust and the Custodian, as amended from time to time (the “Agreement”).

RECITALS

WHEREAS, the parties entered into the Agreement, pursuant to which the Custodian provides custody and related services to the DGI U.S. Government Money Market Fund;

WHEREAS, the parties desire to extend the custody and related services provided under the Agreement to the DGI Balanced Fund;

WHEREAS, the parties desire to amend the Agreement to include the DGI Balanced Fund as a Fund covered under Schedule A of the Agreement;

WHEREAS, pursuant to Section 15.02 of the Agreement, the Agreement may be amended or modified by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust; and

WHEREAS the Parties hereto wish to modify Schedule A of the Agreement to extend the custody and related services to the DGI Balanced Fund.

NOW, THEREFORE, in consideration of the premises and the agreements herein, and for other good, adequate and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Amendment to Schedule A of the Agreement. As of the Effective Date, Schedule A of the Agreement is hereby amended as follows:

a.	Schedule A of the Agreement is hereby replaced and superseded in its entirety with the Schedule A attached hereto.

2.	Except to the extent amended hereby, all other terms and conditions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

DGI INVESTMENT TRUST		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Gustavo Romanach Suarez	By:	/s/ Elizabeth Scalf
Name:	Gustavo Romañach Suarez	Name:	Elizabeth Scalf
Title:	Portfolio Manager	Title:	Senior Vice President
Date:	9/8/26	Date:	9/8/2026

SCHEDULE A

DGI Investment Trust Funds:

DGI U.S. Government Money Market Fund

DGI Balanced Fund

Sch. A-1